Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:	Media Contact:
Wes Harris	Tommy Pruitt
Senior Director, Investor Relations	Senior Director, Communications
Force Protection, Inc.	Force Protection, Inc.
843.574.3892	843.574.3866
wes.harris@forceprotection.net	tommy.pruitt@forceprotection.net

Force Protection Announces Financial Results for 2011 Second Quarter and
Authorization of Additional $10 Million for Share Repurchase

~Revenue of $92.2 Million and Net Loss of $0.22 Per Share … Adjusted Net Loss was $0.19 Per Share(1),

Excluding Non-Cash Impairment Expense of $0.03 Per Share~

~Includes Increased Investment in Large Customer Programs in Advance of Key Near-Term Decisions

… Q2 2011 Spending Levels Not Anticipated in Remaining Quarters of 2011~

~Ends 2011 Q2 with $728 Million in Funded Backlog, $150 Million in Cash and No Debt~

~Continues to Expect Growth in 2011 Full Year Revenue~

SUMMERVILLE, S.C. – August 4, 2011 – FORCE PROTECTION, INC. (NASDAQ:FRPT) today reported financial results for the three months ended June 30, 2011, including net sales of $92.2 million and a net loss of $0.22 per diluted share.  Adjusted net loss for the period was $0.19 per diluted share, which excludes non-cash impairment expense of $0.03 per diluted share(1). Supported by funded backlog of $728 million at June 30, 2011, the Company reiterates its outlook of growth in 2011 full year revenue as compared to 2010. In addition, the Company continues to make important progress in its business development efforts.

The Company also announced that its board of directors has authorized an additional $10 million for the repurchase of its common stock. The Company is continuing to execute on its existing $20 million share repurchase program, which was authorized in March 2011.

Michael Moody, Chairman and Chief Executive Officer of Force Protection, Inc., said, “We had previously communicated that our 2011 second quarter would be challenging, and our disappointing results certainly reflect that. Due to the timing of awards and deliveries, revenues for the quarter are not representative of our expectations for the remaining quarters of 2011. In addition, the quarter represented a high point for research and development and business development investments we chose to make in pursuit of important opportunities.”

Mr. Moody continued, “For the second half of 2011, we anticipate much stronger revenues than the first six months of the year as we deliver on orders already received, including the first Foxhounds to the United Kingdom Ministry of Defence. In addition, as we reach important milestones in pursuit of business opportunities in the United States and internationally, we expect that research and development and business development expenditures on these pursuits will be lower for the remainder of 2011. Further, our second quarter results are driving us to additional focus on containing expenses and increasing the flexibility of our cost structure. These initiatives are far reaching throughout the organization and are designed to produce operating expenses for the 2011 second half that are lower than the first six months of 2011.”

Second Quarter

In the second quarter of 2011, the Company reported net sales of $92.2 million versus $137.1 million in the second quarter of 2010. Contributing to the decrease were lower vehicle, modernization, and spares and sustainment revenues primarily attributable to the timing of awards and related delivery of products and services.

Gross margin for the 2011 second quarter was 9.7 percent, as compared to 23.1 percent in the second quarter of 2010. Significantly contributing to the decrease was the impact of lower sales volume, the results of certain contract negotiations, increased warranty costs, and expenses for the Buffalo A2 as it moves toward formal Program of Record status.

The Company reported an operating loss of $24.0 million in the second quarter of 2011, as compared to operating income of $7.3 million in the prior year period.  The 2011 second quarter adjusted operating loss was $20.8 million, which excludes $3.2 million of impairment expense associated with the Company’s Roxboro, North Carolina, facility(1). Also contributing to the year-over-year decrease was the aforementioned impact of a lower gross margin in 2011, as well as increased research and development and related spending on the Company’s business development initiatives. Reconciliations of 2011 adjusted operating loss and operating loss associated with the Roxboro impairment are included at the end of this press release(1).

Net loss for the second quarter of 2011 was $15.2 million, or $0.22 per diluted share, as compared to net income of $4.8 million, or $0.07 per diluted share, for the 2010 second quarter. The 2011 second quarter adjusted net loss was $13.1 million, or $0.19 per diluted share, which excludes $2.0 million, or $0.03 per share, of impairment expense (after tax) for the Roxboro facility(1). Reconciliations of 2011 adjusted net loss and adjusted net loss per share to net loss and net loss per share associated with the Roxboro impairment are included at the end of this press release(1).

Year to Date

For the six months ended June 30, 2011, the Company reported net sales of $233.6 million versus $272.0 million for the six months ended June 30, 2010. Contributing to the decrease was lower sales across all major revenue categories primarily due to the timing of contract awards and related delivery of products and services.

Gross margin for the six months ended June 30, 2011 was 14.8 percent, as compared to 21.0 percent for the six months ended June 30, 2010. Contributing to the decrease in gross margin for 2011 was the aforementioned lower second quarter revenue and impacts to cost of sales. Also contributing to the lower gross margin for 2011 was $9.5 million of revenue in the first quarter related to a claim settlement and a development contract, with both having minimal associated gross profit, as well as $1.3 million in expenses related to a workforce reduction during the same period.

Operating loss was $23.9 million for the six months ended June 30, 2011, as compared to operating income of $9.1 million in the prior year period. The 2011 year-to-date adjusted operating loss was $20.7 million, which excludes the aforementioned $3.2 million of impairment expense for the Roxboro facility(1).  Significantly contributing to the year-over-year decrease were the previously discussed items affecting gross margin, as well as higher year-over-year spending on research and development and related efforts for the Company’s business development initiatives. Also impacting 2011 results were $2.3 million in workforce reduction and severance related costs in the first quarter of 2011(1). Reconciliations of 2011 adjusted operating loss and operating loss associated with the Roxboro impairment are included at the end of this press release(1).

Net loss for the six months ended June 30, 2011 was $15.2 million, or $0.22 per diluted share, as compared to net income of $5.9 million, or $0.08 per diluted share, for the comparable prior year period. The 2011 year-to-date adjusted net loss was $13.2 million, or $0.19 per diluted share, which excludes the previously discussed $2.0 million, or $0.03 per share, of impairment expense (after tax) for the Roxboro facility(1). Reconciliations of 2011 adjusted net loss and adjusted net loss per share to net loss and net loss per share associated with the Roxboro impairment are included at the end of this press release(1).

Financial Position

Net cash provided by operating activities during the six months ended June 30, 2011 was $9.5 million, as compared to net cash used in operating activities of $20.2 million during the comparable prior year period. The Company ended the second quarter of 2011 with cash of $149.6 million, inventories of $90.2 million, and accounts payable of $73.4 million.  In addition, accounts receivable was $86.6 million, including $50.5 million of earned but unbilled receivables. During the first six months of 2011, the Company used cash of $4.4 million for the repurchase of 915,319 shares Company stock on the open market, and $6.0 million for capital expenditures.

Business Development Initiatives

Force Protection Europe, a wholly-owned subsidiary of the Company, has commenced initial production under its $280 million contract with the United Kingdom Ministry of Defence (U.K. MoD) for its Light Protected Patrol Vehicle (LPPV) program. Substantially all of the 2011 deliveries under the LPPV program are expected to occur in the fourth quarter, with further deliveries continuing through the first half of 2012. The Company is in discussion with the U.K. MoD concerning options beyond the current requirement of 200 Foxhound (the U.K. MoD’s name for the Ocelot under the LPPV program) vehicles.

The Company also continues to make progress with the Ocelot in the Manufactured and Supported in Australia (MSA) option for the Land 121 Phase 4 program, which is designed to provide approximately 1,300 vehicles and trailers, as well as related long-term support, for Australia’s core fleet of military assets. In addition to the MSA option, the Australian government has collaborated with the U.S. government on the development of the Joint Light Tactical Vehicle (JLTV). The evaluation for the MSA option in the more than $1.3 billion Land 121 Phase 4 program is currently expected to conclude in the 2011 fourth quarter or early next year, at which point the Australian government is expected to make a decision on whether to continue with stage two MSA prototyping, JLTV or a combination of both options.

Also in Australia, the Company is preparing a proposal for submission later this month for the new Project JP 2097 Phase 1B (REDFIN). The program is for up to 76 vehicles for the Australian Special Forces, and the Company will be offering a variant of the Ocelot. A down select to a preferred bidder for the prototype, development and evaluation phase for REDFIN is expected in the first half of 2012.

As part of an experienced team, the Company continues its pursuit of the U.S. Army’s Route Clearance Vehicle MRAP Contractor Logistics Support Service program competitive requirement for the maintenance of its thousands of related vehicles. The Company expects this multiyear program could be worth hundreds of millions of dollars annually to the chosen service provider. A selection by the customer of the preferred service provider is anticipated by late 2011.

The Company will submit a Cougar 6x6 variant called Timberwolf as a potential solution for Canada’s more than $1 billion Tactical Armoured Patrol Vehicle (TAPV) program, which requires procurement of an initial 500 vehicles and related long-term support services with an option for an additional 100 vehicles and related support services. The Company has teamed with Canadian-based CAE and secured Elbit Systems and Lockheed Martin Canada as key providers. A contract award to the final selected bidder is currently expected by the second quarter of 2012.

Outlook

The Company continues to expect 2011 full year revenue growth as compared to 2010. Supporting this view was funded backlog of $728 million at the end of the 2011 second quarter. The primary risk to the Company’s outlook for the remainder of the year is the execution of modernization and vehicle deliveries already under contract, especially for the fourth quarter as it is expected to be the largest revenue quarter of the year.

Mr. Moody concluded, “We do not view our 2011 second quarter financial results as indicative of our expectations for the remainder of this year.  This outlook is based on our substantial funded backlog that carries into 2012 and our enhanced efforts to drive increased flexibility and efficiency in our cost structure. We also look forward to customer decisions over the next several months on a number of programs that would benefit our results beginning in 2012. Along with the opportunities provided by our existing portfolio of products and services, we believe success in one or more of these large programs will better position the Company for long-term success and result in increased shareholder value.”

Authorization of Additional $10 Million for Share Repurchase Program

Separately, the Company announced today that its board of directors has authorized $10 million for repurchase of Company common stock. This amount is in addition to the $20 million authorization announced by the Company on March 9, 2011, which the Company continues to execute.

The repurchase program calls for shares to be purchased in the open market or in private transactions. The Company may repurchase shares from time to time depending upon market conditions, the market price of the Company’s common stock, and management’s assessment of liquidity and cash flow needs. The Company currently expects to finance any repurchases from cash-on-hand. The Company may suspend or discontinue the program at any time.

Conference Call Information

The Company will hold a conference call today at 4:30 p.m. Eastern time to discuss its results. A question and answer session will follow the management commentary portion of the call.

To listen to the call, dial 866.730.5768 (for international, dial 857.350.1592) five to ten minutes prior to the scheduled start time and provide passcode 63961221. A live Webcast will also be available at that time on the Company’s website, www.forceprotection.net, under the “Investor Relations” section. Please visit the website at least 15 minutes prior to the call to register for the webcast and download any necessary software. A replay of the call will be available two hours after the end of the call through midnight Thursday, August 18, 2011. To access the replay, dial 888.286.8010 (for international, dial 617.801.6888) and enter passcode 68098019, or visit the “Investor Relations” section of the Company’s website.

About Force Protection, Inc.

Force Protection, Inc. is a leading designer, developer and manufacturer of survivability solutions, including blast- and ballistic-protected wheeled vehicles currently deployed by the U.S. military and its allies to support armed forces and security personnel in conflict zones.  The Company’s specialty vehicles, including the Buffalo, Cougar, Ocelot and the related variants of each, are designed specifically for reconnaissance and other operations and protect their occupants from landmines, hostile fire, and improvised explosive devices (commonly referred to as roadside bombs).  Complementing these efforts, the Company is designing, developing and marketing the JAMMA, a new vehicle platform that provides increased modularity, transportability, speed and mobility.  The Company also develops, manufactures, tests, delivers and supports products and services aimed at further enhancing the survivability of users against additional threats.  In addition, the Company provides long-term life cycle support services of its vehicles that involve development of technical data packages, supply of spares, field and depot maintenance activities, assignment of skilled field service representatives, and advanced driver and maintenance training programs.  For more information on Force Protection and its products and services, visit www.forceprotection.net.

Safe Harbor Statement

This press release contains forward looking statements that are not historical facts, including statements about our beliefs and expectations. These statements are based on beliefs and assumptions of Force Protection’s management, and on information currently available to management. These forward-looking statements include, among other things: the growth, demand and interest for Force Protection’s services and products, including the Buffalo, Cougar, Ocelot and JAMMA vehicles; current backlog; anticipated awards and expected deliveries of Ocelot vehicles; the effect of the LPPV award for future growth; expectations for future programs, including Land 121, TAPV, REDFIN and Route Clearance Vehicle MRAP Contractor Logistics Support Service and the related timing of proposals and awards; modernization and spares and sustainment contracts and the effect of operations in Afghanistan; the ability to meet current and future requirements; the Company’s execution of its business strategy and strategic transformation, including its development initiatives and opportunities to broaden its platform; the Company’s expected financial and operating results, including its revenues, margin, earnings and cash flows, for future periods; the Company’s belief that the 2011 second quarter represented a high point for research and development and business development investments; the Company’s belief that for the second half of 2011, it anticipates much stronger revenue than the first six months of the year; the Company’s expectation that 2011 full year revenues will grow as compared to 2010; the Company’s belief that cost reduction initiatives are in place and will be executed to produce operating expenses for the 2011 second half that are lower than the first six months of 2011; the Company’s expectation that substantially all of the 2011 deliveries under the LPPV program will occur in the fourth quarter, with further deliveries continuing through the first half of 2012;the Company’s belief that success in one or more of the identified large programs it is pursuing will better position the Company for long-term success and result in increased shareholder value; and, the Company’s share repurchase program.

Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statements.  Examples of these factors include, but are not limited to, the execution of modernization and vehicle deliveries already under contract, especially for the 2011 fourth quarter as it is expected to be the largest revenue quarter of the year; the ability to effectively manage the risks in the Company’s business; the ability to win future awards and finalize contracts; the ability to develop new technologies and products and the acceptance of these technologies and products; and the other risk factors and cautionary statements listed in the Company’s periodic reports filed with the Securities and Exchange Commission, including the risks set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and Form 10-Q for the three and six months ended June 30, 2011.

(1)         Use of Non-GAAP Financial Measures

Certain disclosures in this press release include “non-GAAP financial measures.” A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance, financial position or cash flows that excludes or includes amounts so as to be different from the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP). The Company defines “adjusted operating loss”, “adjusted net loss” and “adjusted net loss per share” as operating loss, net loss and net loss per share as reported under GAAP less the impact of the impairment in the valuation of the Company’s Roxboro, North Carolina, facility in the second quarter of 2011. By excluding these charges, management is able to compare the Company’s ongoing operations to prior periods and to the ongoing operations of other companies in its industry.  Management believes that excluding the expense for the impairment of the valuation of the Company’s Roxboro, North Carolina, facility is useful to investors because it is more representative of the ongoing business of the Company and reflects the financial indicators used by management to evaluate the Company’s financial results.

These amounts are not measures of financial performance under GAAP. They should be considered supplemental to and not a substitute for financial performance in accordance with GAAP. These non-GAAP measures should not be considered measures of the Company’s liquidity.  In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. The Company’s definition of “adjusted operating loss”, “adjusted net loss” and “adjusted net loss per share” may differ from similar measures used by other companies and may differ from period to period. Subject to the review and approval of the Company’s audit committee, management may make other adjustments for expenses and gains that it does not consider reflective of core operating performance in a particular period and may modify “adjusted operating loss”, “adjusted net loss” and “adjusted net loss per share” by excluding this expense. This information should not be construed as an alternative to the reported results, which have been determined in accordance with GAAP. A reconciliation of “adjusted operating loss”, “adjusted net loss” and “adjusted net loss per share” with operating loss, net loss and net loss per share are included in the accompanying financial data.

(Tables follow)

Force Protection, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

	For the three months ended		For the six months ended
	June 30,		June 30,
	2011	2010	2011	2010
	(In Thousands, Except Per Share Data)		(In Thousands, Except Per Share Data)
Net sales	$92,172	$137,139	$233,579	$271,986
Cost of sales	83,238	105,457	199,029	214,915
Gross profit	8,934	31,682	34,550	57,071
General and administrative expenses	22,421	19,124	42,906	37,864
Asset impairment expense	3,200	—	3,200	—
Research and development expenses	7,342	5,284	12,323	10,131
Operating (loss) profit	(24,029)	7,274	(23,879)	9,076
Other income (expense), net	128	189	(62)	262
Interest expense, net	(27)	(62)	(55)	(194)
(Loss) income before income tax	(23,928)	7,401	(23,996)	9,144
Income tax benefit (expense)	8,752	(2,624)	8,771	(3,231)
Net (loss) income	$(15,176)	$4,777	$(15,225)	$5,913
(Loss) earnings per common share:
Basic	$(0.22)	$0.07	$(0.22)	$0.09
Diluted	$(0.22)	$0.07	$(0.22)	$0.08
Weighted average common shares outstanding:
Basic	68,900	68,787	68,974	68,729
Diluted	68,900	69,606	68,974	69,609

Force Protection, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	As of June 30,	As of December 31,
	2011	2010
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$149,603	$149,965
Accounts receivable, net	86,626	124,831
Inventories	90,195	90,110
Deferred income tax assets	13,237	12,336
Other current assets	29,725	41,520
Total current assets	369,386	418,762
Property and equipment, net	54,050	60,422
Investment in unconsolidated joint ventures	2,708	2,815
Other assets	1,077	705
Total assets	$427,221	$482,704

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$73,380	$94,593
Due to United States government	3,498	1,331
Advance payments on contracts	19,273	5,875
Other current liabilities	17,086	50,943
Total current liabilities	113,237	152,742
Deferred income tax liabilities	1,857	973
Other long-term liabilities	999	562
	116,093	154,277
Commitments and contingencies

Shareholders’ equity:
Common stock	71	71
Additional paid-in capital	264,408	262,451
Accumulated other comprehensive income (loss)	235	(88)
Treasury stock, at cost	(4,352)	—
Retained earnings	50,766	65,993
Total shareholders’ equity	311,128	328,427
Total liabilities and shareholders’ equity	$427,221	$482,704

Force Protection, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the six months ended June 30,
	2011	2010
	(In Thousands)
Cash flows from operating activities:
Net (loss) income	$(15,225)	$5,913
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities –
Depreciation and amortization	8,426	7,927
Deferred income tax (benefit) provision	(200)	313
Income tax effect realized from stock transactions	(122)	(12)
Stock-based compensation	1,869	1,714
Provision for inventory	1,946	1,154
Provision for asset impairment	3,200	—
Other	285	(126)
(Increase) decrease in assets –
Accounts receivable	39,405	(4,056)
Inventories	(1,140)	(4)
Other assets	(12,309)	(67)
Increase (decrease) in liabilities –
Accounts payable	(22,618)	(26,742)
Due to United States government	2,167	(2,829)
Advance payments on contracts	13,398	2,228
Other liabilities	(9,537)	(5,597)
Total adjustments	24,770	(26,097)
Net cash provided by (used in) operating activities	9,545	(20,184)
Cash flows from investing activities:
Capital expenditures	(5,998)	(5,029)
Purchase of JAMMA assets	—	(1,200)
Other	8	22
Net cash used in investing activities	(5,990)	(6,207)
Cash flows from financing activities:
Purchase of treasury stock	(4,352)	—
Proceeds from issuance of common stock	207	17
Income tax effect realized from stock transactions	122	12
Net cash (used in) provided by financing activities	(4,023)	29
Effect of foreign currency rate changes on cash	106	(126)
Decrease in cash and cash equivalents	(362)	(26,488)
Cash and cash equivalents at beginning of year	149,965	147,254
Cash and cash equivalents at end of period	$149,603	$120,766

GAAP to Non-GAAP Reconciliation of Operating Loss, Net Loss and Net Loss Per Share for 2011

The following financial information is presented below using other than U.S. generally accepted accounting principles (“non-GAAP”), and is reconciled to comparable information presented using GAAP.  See Footnote (1) for further discussion.

The adjustments relate to 2011 second quarter impairment expense associated with the Company’s Roxboro, North Carolina, facility.

Force Protection, Inc. and Subsidiaries Reconciliation

(In Thousands, Except Per Share Data)

(Unaudited)

	For the three months ended			For the six months ended
	June 30, 2011			June 30, 2011
	Reported Basis (GAAP)	Asset Impairment	Comparable Basis (Adjusted)	Reported Basis (GAAP)	Asset Impairment	Comparable Basis (Adjusted)

Net sales	$92,172	$—	$92,172	$233,579	$—	$233,579
Cost of sales	83,238	—	83,238	199,029		199,029
Gross profit	8,934	—	8,934	34,550	—	34,550
General and administrative expenses	22,421		22,421	42,906		42,906
Asset impairment expense	3,200	3,200	—	3,200	3,200	—
Research and development expenses	7,342	—	7,342	12,323	—	12,323
Operating loss	(24,029)	(3,200)	(20,829)	(23,879)	(3,200)	(20,679)
Other income (expense), net	128	—	128	(62)	—	(62)
Interest expense, net	(27)	—	(27)	(55)	—	(55)
Loss before income tax	(23,928)	(3,200)	(20,728)	(23,996)	(3,200)	(20,796)
Income tax benefit	8,752	1,170	7,582	8,771	1,170	7,601
Net loss	$(15,176)	$(2,030)	$(13,146)	$(15,225)	$(2,030)	$(13,195)
Loss per common share:
Basic	$(0.22)	$(0.03)	$(0.19)	$(0.22)	$(0.03)	$(0.19)
Diluted	$(0.22)	$(0.03)	$(0.19)	$(0.22)	$(0.03)	$(0.19)
Weighted average common shares outstanding:
Basic	68,900	68,900	68,900	68,974	68,974	68,974
Diluted	68,900	68,900	68,900	68,974	68,974	68,974

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